EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan, the Sunesis Pharmaceuticals, Inc. 2006 Employment Commencement Incentive Plan and the Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan of our reports dated March 15, 2007, with respect to the financial statements included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, Sunesis Pharmaceutical, Inc.’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sunesis Pharmaceutical, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
San Jose, California
August 13, 2007